                              AFFILIATION AGREEMENT

                  THIS AGREEMENT, made as of the ____ day of _________, is by and between Firestone Communications, Inc., a Delaware Corporation ("Network"),
and ___________________________________, a ____________ ("Affiliate"), regarding the cable television programming service currently known as "SORPRESA" (whether in its current format and/or in any other format) (the "Service"). The parties hereby mutually agree as follows:

         1.   DEFINITIONS:
              -----------

         As used throughout this Agreement, capitalized terms used and not otherwise defined herein shall have the meanings set forth in this Section 1:

         "Affiliate Group" has the meaning set forth in Exhibit A.

         "Affiliate Indemnitees" means Affiliate, its affiliated companies and each of their respective present and former officers, shareholders, directors, employees, partners and agents.

         "Affiliated Entity" means any entity that Affiliate elects to add to this Agreement, provided that such entity meets the requirements of Paragraph
I.1 of Exhibit A, assuming, for this purpose, that such entity is a video distribution system or enterprise.

         "Alternative Applications Right(s)" has the meaning set forth in
Section 5(g).

         "Affiliate Group" has the meaning set forth in Exhibit A.

         "Blackout" means the refraining from the distribution of a particular program due to Programming Restrictions that prohibits the distribution of such program in certain areas of the Territory.

         "Children's Television Regulations" means the commercial matter limitations of the Children's Television Act of 1990, Public Law 101-437
(October 18, 1990) and the regulations of the FCC promulgated thereunder from time-to-time.

         "Closed-Captioning Regulations" means the benchmark requirements for captioning and video description of video programming imposed by Part 79 of the
FCC's regulations, as the same may be amended from time to time.

         "Control" means the power to direct the management and policies of an entity, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise.

         "Control Group" has the meaning set forth in Exhibit A.

         "Costs" means all losses, liabilities, claims, costs, damages and reasonable expenses, including fines, forfeitures, reasonable attorneys' fees, disbursements and court or administrative costs.

         "Cross Promotions" has the meaning set forth in Section 8(b).

         "Direct On-Air Sales Programming" means any programming that includes the direct on-air marketing, offering for sale and/or sales of products and/or services, including home shopping, and direct response advertising, regardless of the length of such programming, except that direct on-air sales programming shall not include Network's regularly scheduled commercial announcement time
(i.e., the commercial announcements distributed throughout the Service during other programming that are generally ____ (__) seconds or less in length and primarily used for promotional announcements or third party advertising of products and services that are not directly sold to the viewer during such commercial announcements).

         "FCC" means the Federal Communications Commission.

         "Fees" has the meaning set forth in Section 6(a).

         "Financial News Service" means a service that carries more than ___
(__) minutes per hour of regularly scheduled business and/or financial news in any hour during the period beginning at 8:00 a.m. and ending at 6:00 p.m.,
Eastern Time, on any business day; provided that a service may carry up to one
(1) full hour of regularly scheduled financial and/or business news per day
(between 8:00 a.m. and 6:00 p.m., Eastern Time) without being considered a
Financial News Service.

         "Force Majeure Event" means an act of God or other cause (financial inability excepted) beyond a party's reasonable control.

         "High Definition Feed" means any feed of the Service containing any programming with a resolution exceeding 480p when transmitted by Network or any entity authorized by Network to transmit the Service.

         "Infomercial Programming" means programming comprised of the marketing, offering for sale, product demonstration and/or testimonials, and/or sale of products and/or services for which Network is compensated by a provider based on the time sold to such provider.

         "Initial Term" has the meaning set forth in Section 3(a).

         "ISO" means the Insurance Services Office.

         "More Favorable Provision" has the meaning set forth in Section
13(f)(i).

         "More Favorable Provision Obligation" has the meaning set forth in
Section 7(b).

         "Net Sales" means gross sales less taxes, fees, returns and allowances, freight out and cash discounts.

         "Network Indemnitees" means Network, its affiliated companies and each of their respective present and former officers, shareholders, directors, employees, partners and agents.

                                     - 2 -

         "Non-Essential Bandwidth" has the meaning set forth in Section 5(d)(i).

         "Origination Cablecasting Regulations" means the origination cablecasting regulations of the FCC, as the same may be amended from time to time.

         "Programming Restrictions" means bona fide generally-applicable and universally applied rights, programming, scheduling, or other restrictions contained in written agreements with third party suppliers, provided that any such restrictions were negotiated in good faith in an arms-length transaction and not for the purpose of restricting Affiliate's rights hereunder.

         "Qualifying System" means any system or enterprise that meets the
System Qualifications.

         "Renewal Fees" has the meaning set forth in Section 6(d).

         "Renewal Term" has the meaning set forth in Section 3(b).

         "Required Materials" means (i) closed-captioning for the hearing impaired, (ii) video description (to the full extent required by law, if at all)
and data for the identification and rating of video programming that contains sexual, violent or other indecent material in accordance with applicable law, and/or (iii) data or information that the FCC or other applicable law or regulation requires either Network or Affiliate to transmit at any time within the bandwidth of the signal of the Service (which use of such bandwidth shall be limited to the minimum bandwidth necessary to comply with applicable law).

         "Service Subscriber(s)" means each location that Affiliate, pursuant to this Agreement, intentionally authorizes the Service directly, through an affiliate, or through the subdistribution of the Service to an unaffiliated third party, including each occupied residential or commercial location where the Service is intentionally authorized by Affiliate. For purposes of the payment of Fees, Service Subscriber shall not include (i) employees of Affiliate or any of its affiliates who are not charged for the Service, (ii) public officials, administrative personnel or public buildings within the Territory that are not charged for the Service, or (iii) subscribers who have not paid their monthly rate for a given month and are subsequently disconnected;
provided, however, that, for purposes of payment of Fees, the aggregate number of Service Subscribers excluded pursuant to this clause (iii) in any given calendar month shall not exceed ________ percent (____%) of the aggregate number of Service Subscribers for such month but for the provisions of such clause.

         "System(s)" means any system or enterprise that meets the System
Qualifications and by which or to which Affiliate has distribution rights pursuant to this Agreement and that Affiliate elects to include under this
Agreement, as set forth on Schedule 1, as such Schedule 1 may be deleted from, or added to, from time-to-time pursuant to the terms of this Agreement.

         "System Qualifications" has the meaning set forth in Exhibit A.

                                     - 3 -

         "Term" has the meaning set forth in Section 3(a).

         "Territory" means the fifty (50) states of the United States, the commonwealths, territories and possessions of the United States and the District of Columbia.

     2.  RIGHTS:
         ------

         (a) Grant of Rights. Network hereby grants to Affiliate and any affiliates of Affiliate, the non-exclusive right, but not the obligation, to distribute and subdistribute the Service by any distribution technology(ies) or platform(s), whether now existing or developed in the future, for which Network holds or hereafter obtains the pertinent rights. The rights granted to Affiliate in this Section 2(a) and elsewhere in this Agreement are also granted hereby to any Affiliated Entity. Without limiting the foregoing, Affiliate shall have the right to distribute the Service on a video-on-demand basis pursuant to the terms and conditions set forth on Schedule 2.

         (b) Add and Delete Rights. Affiliate shall have the right, upon written notice to Network within thirty (30) days thereof, to elect to include under this Agreement and to distribute the Service to, any Qualifying System by which or to which Affiliate has distribution rights pursuant to this Agreement. Upon the addition of a Qualifying System to this Agreement, any then-existing agreement between or among Network and any one or more third parties applicable to such Qualifying System for distribution of the Service shall terminate and cease to be effective and, if there are no Qualifying Systems remaining under any such then-existing agreement, then such agreement shall be terminated in its entirety and of no further force and effect. The parties acknowledge and agree that in no event shall the addition of a Qualifying System to this Agreement be prohibited or impeded notwithstanding any provisions or conditions of any such other then-existing agreement that may conflict with the terms of this
Agreement. Affiliate shall have the right, in its sole discretion, to delete the
Service from any or all Systems, by providing Network with written notice within
___ (___) days after such deletion. Notwithstanding anything in the immediately preceding sentence to the contrary, Affiliate shall not be deemed to be in breach of this Section 2(b) (or incur any liability in relation thereof) in the event Network does not timely receive notice from Affiliate of any deletion.
Without limiting the foregoing, Affiliate shall have the right to delete from this Agreement any System that is divested or otherwise ceases to be a
Qualifying System.

     3.  TERM; EARLY TERMINATION:
         -----------------------

         (a) Initial Term. Unless earlier terminated pursuant to the terms of this Agreement, the "Term" of this Agreement shall consist of, collectively, the
Initial Term and any number of Renewal Terms. The "Initial Term" of this
Agreement shall be for ___ (__) years, commencing as of the date hereof.

         (b) Renewal Terms. This Agreement shall automatically renew for successive ___ (__- year periods (each a "Renewal Term") after the expiration of the Initial Term, and each Renewal Term, unless either (i) this Agreement is terminated earlier in accordance with the terms hereof, or (ii) Affiliate provides written notice to Network of its intent to terminate this Agreement a minimum of______ (___) days prior to the end of the Initial Term or any Renewal
Term.

                                     - 4 -

         (c) Network's Right of Early Termination. Network may, by notifying
Affiliate, terminate this Agreement prior to the expiration of the Term: (i) if
Affiliate is in material breach of this Agreement, provided that if such breach is of the type that is curable, then Affiliate shall have _____ (___) days from
Network's notice of such breach to cure such breach; provided, however, if such breach is confined to a System or to a limited number of Systems, Network shall have the right to terminate this Agreement only as to such System or Systems;
(ii) if Affiliate has filed a petition in bankruptcy, is insolvent, or has sought relief under any law related to Affiliate's financial condition or its ability to meet its payment obligations; or (iii) if any involuntary petition in bankruptcy has been filed against Affiliate, or any relief under any such law has been sought by any creditor(s) of Affiliate, unless such involuntary petition is dismissed, or such relief is denied, within _____ (__) days after it has been filed or sought.

         (d) Affiliate's Right of Early Termination. In addition to Affiliate's other rights to terminate this Agreement, Affiliate may, by notifying Network, terminate this Agreement prior to the expiration of the Term: (i) if Network is in material breach of this Agreement, provided that if such breach is of the type that is curable, then Network shall have ______ (___) days from Affiliate's notice of such breach to cure such breach, unless a shorter cure period is specified elsewhere in this Agreement for a specific breach, in which case such shorter cure period will apply; (ii) if Network has filed a petition in bankruptcy, is insolvent or has sought relief under any law related to Network's financial condition or its ability to meet its payment obligations; (iii) if any involuntary petition in bankruptcy has been filed against Network, or any relief under any such law has been sought by any creditor(s) of Network, unless such involuntary petition is dismissed, or such relief is denied, within ______ (__)
days after it has been filed or sought; or (iv) on at least _____ (__) days'
notice in the event that delivery of the Service is discontinued or interrupted for a continuous period of ______ (___) days.

     4.  CONTENT OF THE SERVICE:
         ----------------------

         (a) Service Content. Throughout the Term, the Service shall be a professionally-produced, twenty-four (24)-hour per day, seven (7)-day per week, programming service consisting of no less than fifteen (15) hours of children's programming and no more than six (6) hours of family programming each day, whereby all of the Service programming shall be targeted towards children between the ages of 6-11 years, and limited amounts of programming for children of the pre-school and "tweens" ages of 13-14 years, as well as teenagers between the ages of 14-19 years. For purposes hereof, "Children's programming" consists of animation, pre-school series, variety, comedy/drama, documentaries and special events geared towards children. The programming on the Service in the evenings shall target young adults with movies, game shows, music and variety programs and talk shows. All programming on the Service will be featured in
Spanish language with occasional bilingual or English programming. All programming will target U.S. Hispanics of various Latin cultures. The programming shall be similar to the programming on the program schedule attached hereto as Exhibit B. During each month of the Term, Network shall send a copy of its monthly program schedule to Affiliate, in care of: Programming Department.
Network agrees that the Service (including any advertisements or promotions contained therein) will not contain (i) programming that has received, or had it been rated would have received, an MPAA "X" or "NC-17" rating; (ii) a sufficient quantity of religious programming such that the

                                     - 5 -

Service could be characterized as a religious programming service; provided, however, that in no event shall the Service contain religious programming of a proselytizing nature or religious programming that includes any solicitation or request for donations, contributions or payments of any kind, whether monetary or otherwise; (iii) a sufficient quantity of music videos such that the Service could be characterized as a music video service; (iv) a sufficient quantity of programming such that the Service could be characterized as an English-language children's programming service; (v) live or taped excerpts or entire portions of actual courtroom trials, hearings or other similar proceedings as a substantial component of the programming; (vi) pay-per-view movies or events; (vii) a sufficient quantity of financial news such that the Service could be characterized as a Financial News Service; (viii) Blackouts; (ix) surcharges;
(x) promotion or marketing of "800," "888," "900," or "976" telephone services, or other similar services that bill a caller for placing or confirming the call
(other than for the telephone company's cost of the call), that relates directly or indirectly to gambling, the occult, or sexual activities or other adults-only services, or that is directed at children; or (xi) Direct On-Air Sales
Programming in excess of _____ (__) hours in any one (1) calendar day, which may only occur between the hours of 12:00 a.m. and 6:00 a.m., prevailing Eastern
Time with respect to the east coast feed of the Service and prevailing Pacific
Time with respect to the west coast feed of the Service, if any (each feed shall be referred to hereinafter as a "Feed"). Any Direct On-Air Sales Programming
included in the Service shall be subject to preemption upon at least _____ (___)
days' notice to Network. If Direct On-Air Sales Programming is preempted by any
System(s), Affiliate shall have the right in such System(s) to insert programming and advertisements of its choice on the channel otherwise identified with the Service during the period that the Service contains any Direct On-Air
Sales Programming.

         (b) Commercial Announcement Time. Network shall make available to
Affiliate not less than ______ (__) minutes of commercial announcement time per hour of the Service, to be used at Affiliate's option and control. All commercial announcement time provided to Affiliate hereunder shall be equally distributed throughout each and every hour of the Service and shall not occur between the actual or apparent end of one program and the actual or apparent beginning of another program. If Network increases the total amount of commercial announcement time on the Service to more than ______ (___) minutes per hour, then Affiliate shall receive _____ percent (___%) of such increase and every increase thereafter. Network shall "tone-switch," using industry-recognized equipment, all of Affiliate's commercial announcement time.
Affiliate and Network shall each have the right to retain for itself all of the proceeds derived from the sale of its commercial announcement time.

         (c) Remedy for Content Deviation. If for any reason, Affiliate, in good faith, determines that the Service includes programming prohibited in Section
4(a) and/or includes programming that deviates from the content as required in
Section 4(a) and as referenced in Exhibit B, Affiliate shall have the right to
(i) discontinue distribution of the Service on any or all Systems; (ii)
immediately preempt the deviating and/or the prohibited programming; and/or
(iii) receive credit against the Fees or Renewal Fees in the proportion that the hours of prohibited and/or deviating programming each day bears to the total hours the Service is transmitted each day, such credit to be applied against the
Fees or Renewal Fees in any month.

         (d) Service in its Entirety. During the Term, the programming on the
Service, as received by any Service Subscriber at a given point in time, shall be the same as the programming

                                     - 6 -

received by all other subscribers to the Service at such point in time, except to account for time-shifted Feeds with identical programming line-ups. If it is not, then Affiliate shall have the unconditional right to receive and distribute, at no extra cost whatsoever, the programming included in the Service as provided to Affiliate and/or such other programming, or those portions of such other programming as elected by Affiliate. Affiliate shall have the right, at no additional cost whatsoever, to distribute any and all additional feeds of the Service (including any additional time zone feed or any SAP feed) on any tier or level of service permitted herein. For the avoidance of doubt, any
High-Definition Feed of the Service, whether now existing or developed in the future, shall be treated the same as the primary feed of the Service for purposes hereof (i.e., Affiliate shall have the right to distribute any
High-Definition Feed and Affiliate shall not be required to pay any additional fee or charge whatsoever for the receipt and distribution of such
High-Definition Feed).

         (e) Closed-Captioning; Compliance with Other Laws. Network agrees that at all times during the Term it shall, at its sole expense, include as part of the signal of the Service, closed-captioning and/or video description to the full extent required by law and to the extent required to ensure that Affiliate is in compliance with any and all laws requiring closed-captioning and/or video description (including any and all Closed-Captioning Regulations) regardless of whether such law imposes the obligation to include closed-captioning and/or video description on Network, Affiliate or a third party. Without limiting the foregoing, if any programming exhibited on the Service shall be among the type of programming that is regulated by federal, state or local law or regulation as the same may apply to Affiliate, then (i) Network shall, at its expense, include as part of such programming those elements required (or otherwise modify the programming) to enable Affiliate to be in compliance with any and all of such laws and regulations, and (ii) Network shall provide Affiliate with all documents reasonably necessary for Affiliate to demonstrate compliance with such laws and regulations in a timely manner. Network acknowledges and agrees that, except as set forth in Section 5(d)(ii) with respect to the delivery of the
Required Materials to Service Subscribers, neither Affiliate, any Affiliated
Entity, any System nor any other system or enterprise distributing the Service hereunder shall have any liability in connection with Network's failure to prepare, insert or include closed-captioning and/or video description in the
Service as required by this Section 4(e). Accordingly, Network shall indemnify, defend and forever hold harmless Affiliate, and any Affiliated Entity for any breach of this Section 4(e) by Network.

         (f) Prohibited Exhibitions.

              (i) Network agrees that in no event will it authorize the
         broadcast television exhibition of the Service, any portion thereof or any programming derived therefrom in the area served by any System.
         Notwithstanding the foregoing, through _______________ only, Network shall have the right to authorize a maximum of _____ (__) hours per day of Service programming per broadcast television station in the area served by any System.

              (ii) In the event that, during the Term, Network grants to any third party the right to exhibit or distribute, in the Territory for delivery to residential customers, the Service or a substantial portion of the programming comprising the Service via the "Internet", any other web-based Internet protocol distribution means or any local or wide area computer network (unless such computer network is maintained by

                                     - 7 -

         Network for its own employees), in any format, then Network will notify Affiliate of such an arrangement in writing and agrees that, at
         Affiliate's request, it will enter into good-faith negotiations for similar rights, terms and conditions, each one of which is at least as favorable as that offered or granted to any such third party;
         provided, that any such terms and conditions must relate solely to the exercise of the pertinent right. In addition, Network shall not, during the Term, directly or indirectly sell or exhibit to consumers in the Territory for delivery to residential customers, the Service or programming in excess of ______ hours of the programming on the
         Service airing in the same calendar month via the "Internet", any other web-based Internet protocol distribution means or any local or wide area computer network (unless such computer network is maintained by Network for its own employees), in any format. Notwithstanding the foregoing sentence, Network may exhibit or distribute via the Internet
         (A) programming of a similar nature and content to the Service, provided that such programming does not in any way or manner constitute a video simulcast or retransmission of the Service itself, including but not limited to time-shifting; (B) programming in excess of ____ (___) hours of the programming on the Service(s) airing in the same calendar month and comprising a portion of the Service, provided any such programming (1) represents only a limited duration promotional or marketing "stunt" simulcasting a live special event limited to one per calendar quarter, or (2) is comprised only of video clips or short-form streaming video elements of ________ minutes or less designed to increase or improve viewership of the Service.

         (g) Embedding Prohibitions. Network shall not embed any material, data, images, sounds, features or services, other than Required Materials
(collectively, the "Prohibited Material") into line 21 of the vertical blanking interval ("VBI") and, as to any remaining bandwidth in the signal of the
Service, shall not embed any Prohibited Material into or around any portion of such signal that cannot be removed, deleted and/or blocked at any system headend without impeding with the principal video and accompanying audio signals of the
Service or any of the Required Materials, or degrading the function of any hardware, software, firmware or any other equipment or devices then in use by
Affiliate. In the event Affiliate is required to block-out, remove or delete any
Prohibited Material from the signal at the System headend(s) (which blockage, removal or deletion is expressly permitted hereunder and, in respect of which,
Network agrees to provide Affiliate such reasonable assistance and information as Affiliate may request), Network shall incur any and all costs associated with such block-out, removal or deletion, or reimburse Affiliate for any and all costs incurred by Affiliate as a result of such block-out, removal or deletion, within _______ (___) days of notice to Network from Affiliate of such costs.
Network represents and warrants that, other than the Required Materials, it is not currently engaged in any such embedding with respect to the Service and agrees that it shall provide to Affiliate (i) ______ (___) days' prior written notice of its intention to embed any Prohibited Material into or around the signal of the Service prior to the commencement of such embedding; (ii) prompt written notice of its actual embedding of any Prohibited Material into or around the signal of the Service; and (iii) prompt written notice of its relocation of any information already embedded in the signal of the Service, which notice shall describe with specificity the information Network intends to so embed, has embedded or has relocated, as the case may be, and the technical placement of such information within the signal of the Service. Network further represents and warrants that it is not using, and

                                     - 8 -

         covenants and agrees that during the Term it shall not use, any part of Affiliate's or any System's physical plant for a return path for any reason whatsoever, including for any "trigger" or signal related to such embedded information. Without limiting the foregoing, Network acknowledges that Affiliate has no obligation to transmit through to its Service subscribers any Prohibited Material contained or embedded in or around any portion of the signal of the Service (whether analog or digital) provided to Affiliate that is not Required Material or part of the principal video and accompanying audio signals for the
         Service.

     5.  DELIVERY AND DISTRIBUTION OF THE SERVICE:
         ----------------------------------------

         (a) Delivery. During the Term, Network, at its expense, (i) shall deliver a signal of the Service to each System and to each subscriber receiving the Service by satellite hereunder in its discretion, by transmitting such signal via a domestic satellite commonly used for transmission of cable television programming, and (ii) by no later than __________________________, shall fully encrypt the satellite signal of the Service utilizing encryption technology commonly used in the domestic cable television industry. Except as otherwise provided in this Section 5(a), Affiliate shall, at its own expense, furnish all other facilities necessary for the receipt of such satellite transmission and the delivery of such signal of the Service to Service
Subscribers. In addition to, and without limitation of Affiliate's right of deletion under Section 2(b), in the event Network changes the satellite or encryption technology or otherwise modifies the signal or format of the Service in such a manner that it cannot be received or utilized by a System or Systems utilizing then-installed equipment, then, with respect to any and all of the foregoing, Network shall either promptly reimburse Affiliate for all costs incurred to purchase, or shall supply to Affiliate at no charge and in a timely fashion, all equipment necessary for each affected System to continue to receive and distribute the signal of the Service without interruption, disruption, or other adverse degradation; provided, however, that with respect to new equipment made necessary by a satellite or other such change, which equipment may be used to receive the signals of other cable television services, Network shall be obligated to reimburse Affiliate only for Network's pro-rata share of the cost of such equipment (based on the total number of cable television services being received by such affected System and utilizing such new equipment as of the
_______ (___th) day after the effective date of such change). Notwithstanding the foregoing, if either physical space does not exist at the then-existing headend or earth station site to accommodate the necessary equipment or then-current zoning and other restrictions do not permit such additional equipment, then Affiliate shall have the right to discontinue carriage of the
Service, immediately, in any such System or Systems and to delete, immediately, such System or Systems from Schedule 1 hereto. If reasonably practicable,
Network agrees to provide Affiliate with at least _________ (____) days' prior written notice, but in no event less than ______ (___) days' prior written notice, of a satellite or technology change unless such change is due to a Force
Majeure Event, in which case Network shall provide written notice as is commercially reasonable. Affiliate may utilize either the signal of the Service delivered pursuant to Section 5(a) or the signal of the Service delivered by any other entity authorized by Network to distribute the Service.

         (b) Quality of Signal. Network shall deliver, pursuant to Section 5(a), to each System and to each subscriber receiving the Service by satellite hereunder a video and accompanying audio signal of the Service of a technical quality at least comparable to the technical quality of audio and video signals delivered by other cable television programming services. Each

                                     - 9 -

System, if any, will deliver to its Service Subscribers a principal video and accompanying audio signal for the Service of a technical quality at least comparable to the quality of other cable television programming services delivered by such System to its subscribers in the same format as the Service, but in no event shall such System be required to deliver such signals of a technical quality higher than the technical quality of the video and accompanying audio signal of the Service as delivered by Network hereunder.

         (c) Distribution. Each System or other video distribution system or enterprise may distribute the Service full-time or part-time using an analog, digital or any other format (or combination of formats). Except as otherwise provided herein, the Systems, if any, will distribute the Service during the hours it is distributed without alteration, editing or delay.

         (d) Rights in Signal Distribution Capacity.

              (i) Reservation of Bandwidth. Network retains and reserves any and all rights in and to all signal distribution capacity contained within the bandwidth of the signal of the Service, including, without limitation, the VBI, audio sub-carriers, and any and all other portions of the bandwidth which exist or which may be created from the signal, between Network's uplink facilities and the Systems or
         Affiliate's other first downlink facilities. Network represents that
         (A) the primary audio and primary video feed of the signal of the
         Service, and (B) the minimum amount of bandwidth contained within the signal of the Service reasonably necessary for Network to transmit closed captioning for the hearing impaired, advertising tone cues and any other ancillary service to the extent required by law
         (collectively referred to as "Necessary Bandwidth"), are the only portions of the bandwidth that are integral parts of the Service or are necessary for the delivery of the Service. Network further represents that except for the Necessary Bandwidth, all distribution capacity contained within the bandwidth of the signal for the Service, including, without limitation, the VBI, audio sub-carriers and any other portions of the bandwidth that may be created or made useable as a result of the digitization or compression or other non-analog formatting of the signal (collectively, "Excess Bandwidth"), is not essential to or an integral part of the Service, as such is not necessary for the delivery or distribution of the Service. Network acknowledges and agrees that Affiliate owns and reserves any and all interest in and to the bandwidth, including but not limited to, the
         VBI, audio sub-carriers, distribution capacity and any and all other portions of the bandwidth, which exist or which may be created from the signal, at the point of reception of the signal from the Network at each System headend(s) through to its subscribers. Additionally,
         Affiliate owns and reserves any and all rights in and to the Excess
         Bandwidth and any use thereof is and shall be held exclusively by
         Affiliate and its' System(s). Nothing contained herein shall restrict
         Affiliate or its System(s) from using the Excess Bandwidth by any means or for any purpose so long as such use does not materially degrade or adversely interfere with the quality of the primary video and primary audio signal of the Service. Without limiting the foregoing, Network acknowledges that Affiliate may digitize or redigitize the signal of the Service utilizing certain technology, including MPEG-4, the effect of which may be to reduce the data rate and/or

                                     - 10 -

         resolution related to the Service, and that the implementation of any such technology is permitted by this Agreement.

              (ii) Delivery of Required Materials. If Network transmits any
         Required Materials, then Affiliate shall transmit such Required
         Materials to Service Subscribers, so long as (A) Network delivers the same to Affiliate in a format reasonably specified by Affiliate, and
         (B) Network does not transmit any other information together with and inseparable from any Required Material; provided that, in each case, there shall be no fee or other consideration due from Service
         Subscribers, Affiliate or any System in respect of the Required
         Materials other than the Fees.

              (iii) No Promotion. In the event that Network uses the signal distribution capacity contained within the bandwidth of the signal of the Service for the transmission of any other service or product,
         Network shall not promote such service or product on the Service without the prior written consent of Affiliate.

         (e) Packaging. Each System or other video distribution system or enterprise may carry the Service on the basic level of service, on any tier, in a package or packages of other services, a la carte, or in any combination thereof.

         (f) Copying Prohibitions. Except as otherwise permitted herein,
Affiliate shall not itself, and shall not authorize others to, tape or otherwise reproduce any part of the Service without Network's prior written consent.
Affiliate shall not be responsible for home recording, copying, or storage by anyone viewing the Service and Affiliate may promote home recording or storage as part of Affiliate's marketing efforts. Network acknowledges that this Section
5(f) does not restrict Affiliate's practice of (i) connecting or assisting in the connection of its subscribers' videocassette recorders, or other devices susceptible to use for home duplication or storage of video programming, to the facilities of a System; or (ii) providing to subscribers personal video recorder functionality (whether as part of Affiliate's set-top box technology, provision of programming on a video-on-demand basis, or otherwise).

         (g) Alternative Applications Rights. Network agrees that if it grants or has granted (including any grant by Network's acquiescence in a third party's exercise of rights not expressly granted to it) to any third party distributing the Service within the Territory, (including an affiliate of Network): (i) the right to distribute a three-dimensional or other augmented or enhanced version of the Service or the Service programming, (ii) the right to distribute a multimedia, interactive and/or computer application(s) related to or based on the Service or the Service programming, or (iii) the right to copy, tape or reproduce any portion of the Service programming and to exhibit, distribute and sell such portions of the Service programming, via a file server or any other technology, at times other than the time of original transmission by Network
(subsections (i), (ii) and (iii) of this Section 5(g) are individually and collectively referred to herein as "Alternative Applications Right(s)"), then
Network shall promptly offer such Alternative Applications Right(s) to Affiliate on terms and conditions, each one of which is at least as favorable as that offered or granted to any such third party, provided, that any such terms and conditions must relate solely to the exercise of the pertinent Alternative
Application Right.

                                     - 11 -

         (h) Digitization; Compression. Affiliate shall have the right to digitize, compress and/or reuplink the Service for distribution to Systems and
Service Subscribers. Network shall not interfere with Affiliate's (or its affiliates') ability to digitize and compress the Service, so long as the exercise of such rights does not materially adversely interfere with the principal video and accompanying audio signals for the Service.

     6.  FEES:

         (a) Fees. In consideration of the terms and conditions set forth herein, Affiliate shall pay Network fees as provided for in this Section 6
("Fee(s)"). For each calendar month during the Initial Term Affiliate shall pay a Fee for each Service Subscriber who receives the Service hereunder. The amount of the Fee shall be as follows:

              (i) The Fee for each calendar month during the Term shall be as set forth below; provided, however, Network shall waive the Fees for each System during the _______ month period immediately following such
         System's initial launch of the Service.

                  --------------------------------------------------------------
                                             ANALOG FEE:
                  --------------------------------------------------------------
                   Calendar Year(s)                           Fee
                  ------------------------------ -------------------------------

                  ------------------------------ -------------------------------

                  ------------------------------ -------------------------------

                  --------------------------------------------------------------
                                             DIGITAL FEE:
                  --------------------------------------------------------------
                   Calendar Year(s)                           Fee
                  ------------------------------ -------------------------------

                  ------------------------------ -------------------------------

                  ------------------------------ -------------------------------

         The "CPI Adjusted Fee" shall be the Fee for the immediately preceding calendar year increased by the lesser of (x) the CPI for such year or
         (y) ___________ percent (_____%). "CPI" shall mean the percentage increase (if any) in the Consumer Price Index - U.S. City Average (all
         items), as published by the Department of Labor, Bureau of Labor
         Statistics, using the annual increase in the Consumer Price Index published in October of the year immediately preceding twelve- (12-)
         month period for which the increase is being determined. The "Analog
         Fee" shall apply to each Service Subscriber who receives the Service in an analog format. The "Digital Fee" shall apply to each Service
         Subscriber who receives the Service in a digital format.

         Notwithstanding the foregoing, the Fee for each Service Subscriber who pays a separate charge specifically for receipt of the Service ("A La
         Carte Subscriber") in any System in any month shall be equal to
         ________ percent (____%) of the retail price paid by such A La Carte
         Subscriber for the Service for such month, net

                                     - 12 -

         applicable taxes, franchise fees or other charges, levies or assessments, imposed by governmental entities.

              (ii) Volume Discounts. Notwithstanding the foregoing provisions,
         Affiliate shall receive a volume discount for the Fees as set forth below:

----------------------------------------- --------------------------------------
   If The Aggregate Number Of Service      Then The Discount From The Applicable
Subscribers For the Month Is (Millions):             Fee Shall Be (%):
----------------------------------------- --------------------------------------
               0.0 < 0.5
----------------------------------------- --------------------------------------
               0.5 < 1.0
----------------------------------------- --------------------------------------
               1.0 < 1.5
----------------------------------------- --------------------------------------
               1.5 < 2.0
----------------------------------------- --------------------------------------
               2.0 < 2.5
----------------------------------------- --------------------------------------
               2.5 < 3.0
----------------------------------------- --------------------------------------
               3.0 < 3.5
----------------------------------------- --------------------------------------
               3.5 < 4.0
----------------------------------------- --------------------------------------
                4.0< 4.5
----------------------------------------- --------------------------------------
               4.5 < 5.0
----------------------------------------- --------------------------------------
               5.0 < 5.5
----------------------------------------- --------------------------------------
               5.5 < 6.0
----------------------------------------- --------------------------------------
               6.0 < 6.5
----------------------------------------- --------------------------------------
               6.5 < 7.0
----------------------------------------- --------------------------------------
               7.0 < 7.5
----------------------------------------- --------------------------------------
               7.5 < 8.0
----------------------------------------- --------------------------------------

         (b) Bulk Rates. If Affiliate provides the Service to multiple unit complexes on a bulk-rate basis, then the number of Service Subscribers attributable to each such bulk-rate subscriber shall be equal to the total monthly retail rate the complex is charged for the Service or for the level or package of services in which the Service is distributed, divided by the standard monthly retail rate a non-bulk rate subscriber is charged for the Service or for such level or package of services; provided, however, in no event will the number of Service Subscribers calculated for any such complex exceed the actual number of occupied dwelling units receiving the Service in such complex.

         (c) Calculation of Service Subscribers. For purposes of the payment of
Fees or Renewal Fees, the number of Service Subscribers shall be equal to the average of the actual number of Service Subscribers as of the last day of the month preceding the month at issue and the actual number of Service Subscribers as of the last day of the month at issue. Any subscriber who receives the
Service in more than one (1) package of services, on more than one (1) basis from any System(s), or via more than one (1) distribution technology from
Affiliate and/or any affiliate of Affiliate, shall be included in the Service
Subscriber count as only one (1) Service Subscriber.

                                     - 13 -

         (d) Renegotiation of Fees on Renewal. Network shall have the right to negotiate the Fee(s) applicable to any Renewal Term ("Renewal Fees"). The Fees in effect for the last year of the Initial Term, or any Renewal Term for which
Renewal Fees were agreed to by the parties, shall remain in effect until the parties agree on the new Renewal Fees. In the event that at least ______ (___)
days prior to the expiration of the Initial Term or any Renewal Term, Affiliate
and Network have failed to agree on the Renewal Fees and either party notifies the other party that it chooses to cease negotiations of the Renewal Fees, then
Network shall give Affiliate notice of the rates to be paid per Service
Subscriber and such rate shall be deemed the Renewal Fee per Service Subscriber to be paid during the succeeding Renewal Term. Affiliate shall then have the right, but not the obligation, in its sole discretion, to terminate this
Agreement or to continue to provide the Service pursuant to this Agreement, except that Affiliate shall have unlimited packaging flexibility notwithstanding the restrictions, if any, contained in Section 5(e).

         (e) Previews. In order to determine subscriber preferences, Each
Qualifying System shall have the right to preview the Service to non-Service
Subscribers, free of any obligation to pay Fees therefor, for a period of up to
____ (__) month each calendar year.

     7.  REPORTS:
         -------

         (a) Reports. No later than_________ (___) days after the end of each calendar month for which Fees or Renewal Fees are payable, Affiliate shall send
Network a mutually acceptable statement setting forth the total number of
Service Subscribers and any other information that is necessary to compute the amount due to Network for such calendar month. No later than ________ (___) days after the end of each calendar month for which Network is required to make a payment to Affiliate hereunder, if any, Network shall send to Affiliate a mutually acceptable statement setting forth all information necessary to compute the amount due to Affiliate for such calendar month. Affiliate and Network shall deliver their respective statements to the other prior to or along with the amount payable as herein provided. If a payment of the Fees due hereunder for any month has been made and, the amount of such payment exceeds the amount of the Fees which were actually due hereunder for such month (regardless of when such adjustment is made), then Affiliate shall have the right to set off against any amounts then or thereafter due to Network (or, upon demand, Network shall pay to Affiliate) an amount equal to such excess.

         (b) Audit Rights. In order to verify the compliance with or determine whether full effect has been given to the provisions of this Agreement
(including the provisions of Section 13(f) hereof ("More Favorable Provision
Obligation"), Network and Affiliate shall, during the Term and for one (1) year thereafter, each have the respective audit rights set forth below.

             (i) Network's Audit Rights. Upon reasonable prior written notice to Affiliate and during normal business hours, Network, at its expense, shall have the right to inspect and audit at the offices of
         Affiliate all relevant books and records directly related to the payment of Fees and/or Renewal Fees by Affiliate hereunder. Network's right to perform such audit shall be limited to once in any consecutive ______ (__)-month period. Any audit with respect to such payment of Fees or Renewal Fees by Affiliate hereunder shall be limited to an audit with respect to amounts to be paid in the current calendar year and immediately preceding calendar

                                     - 14 -

         year only. Any claim with respect to such amounts (which must relate to the then-current calendar year or the immediately preceding calendar year) must be made within the earlier of (A) ______ (__) months after
         Network leaves Affiliate's offices, or (B) _________ (___) months after the close of the earliest month that is the subject of a claim, or
         Network will be deemed to have waived its right, whether known or unknown, to collect any shortfalls from Affiliate for the period(s)
         audited.

             (ii) Affiliate's Audit Rights. Upon reasonable prior written notice to Network and during normal business hours, Affiliate, at its expense, shall have the right to inspect and audit at the offices of
         Network all relevant books and records of Network. Affiliate's right to perform such audit shall be limited to once in any consecutive
         _______ (__)-month period. Any audit with respect to amounts payable hereunder by Network, if any, shall be limited to an audit with respect to amounts to be paid in the current calendar year and immediately preceding calendar year only. Any claim with respect to such amounts (which must relate to the then-current calendar year or the immediately preceding calendar year) must be made within the earlier of (A) ________ (__) months after Affiliate leaves Network's offices, or (B) _________ (___) months after the close of the earliest month that is the subject of a claim, or Affiliate will be deemed to have waived its right, whether known or unknown, to collect any shortfalls from Network for the period(s) audited, except that with respect to an audit of the More Favorable Provision Obligation, this sentence shall not apply. Notwithstanding the foregoing, any audit with respect to the More Favorable Provision Obligation shall be conducted by an independent public accounting firm or an independent auditing firm selected by Affiliate (i.e., an accounting firm or auditing firm that does not audit or otherwise provide services to Affiliate or
         Network or any entity or person controlling, controlled by or under common control with Affiliate or Network) ("Independent Auditor"). Any such inspection shall be subject to the confidentiality provisions of
         Section 12 hereof. If, as a result of an audit, the Independent Auditor determines that Network has fully complied with the More Favorable
         Provision Obligation, then the Independent Auditor shall provide written notice to the parties stating only that Network has complied.
         If, as a result of an audit, the Independent Auditor determines that
         Network has failed to comply, then the Independent Auditor shall commence good-faith discussions with Network regarding such non-compliance. In the event that after such good-faith discussions, the Independent Auditor concludes that Network, in fact, has complied with the More Favorable Provision Obligation, then the Independent
         Auditor shall provide written notice to the parties stating only that
         Network has complied. In the event that after such good-faith discussions, the Independent Auditor concludes that Network has not complied with the More Favorable Provision Obligation, then Network shall have the option, at Network's sole election, to either (1) grant to Affiliate the provision which is the subject of the More Favorable
         Provision Obligation, or (2) authorize the Independent Auditor to provide to Affiliate only that limited information acquired during the course of the audit as is necessary for Affiliate to pursue its claim or claims related to Network's non-compliance; any information which is not so necessary shall not be disclosed to Affiliate by the Independent
         Auditor and shall remain strictly confidential. Under no

                                     - 15 -

         circumstances, other than the limited circumstance set forth in subsection (2) above, shall any information acquired during the course of the audit be disclosed to Affiliate by the Independent Auditor.

     8.  PROMOTION:
         ---------

         (a) Promotional Segments; Affiliate's Logo. Except to the extent prohibited by any of Network's agreements regarding distribution of the programming on the Service, Affiliate, for the purpose of promoting the Service, may create, edit, reproduce and exhibit promotional segments or clips of the programming on the Service. Network shall use reasonable efforts to obtain all the rights necessary for Affiliate to utilize the programming comprising the
Service in the manner set forth in this Section 8(a). Provided that Affiliate has adopted the practice of superimposing a logo or other brand identifying
Affiliate on television programming services that are carried on the same level or tier of service as the Service, Network agrees that Affiliate may superimpose, on a limited, infrequent and discrete basis, a transparent logo or
"bug" on the viewing screen of the Service identifying Affiliate over the programming of the Service; provided, that the size, form and placement of such logo or "bug" shall be mutually agreed upon by Network and Affiliate prior to such superimposition, and such logo or "bug" does not materially interfere with any graphics on the Service.

          (b) Marketing Prohibitions. Network may not undertake marketing tests, surveys and/or other research in the Systems in connection with the Service without Affiliate's prior written consent. Additionally, Network shall not promote, market or advertise on the Service any other cable programming service which is affiliated or associated with Network ("Cross Promotions") unless (i)
such other service is then being distributed by the Systems on which such Cross
Promotions are to appear, or (ii) such Cross Promotions are _______ (____) - or
______ (___)-second spots paid for at arm's-length rates by the relevant service. The practice of "nesting" or "incubating" (whether or not for the express purpose of inducing subscriptions) a cable programming service by showcasing such service within an existing service shall be considered a means to "promote, market or advertise" such service and are, accordingly, prohibited hereunder. Network further agrees that the Service will not include any promotional spot for any other programming service that is affiliated or associated with Network (whether alone or in conjunction with any other person)
that indicates that any other method of video distribution offers a service that is not available on the relevant System.

          (c) Network Marks. Affiliate acknowledges that the names and marks
"Sorpresa!" and "America's First Hispanic Kid's Network" (and the names of certain programs that appear in the Service) are the exclusive property of
Network and its suppliers and that Affiliate has not and will not acquire any proprietary rights therein by reason of this Agreement. Network shall have the right to approve any use of such names or marks by Affiliate in publicity about
Network or the products or programming included in the Service. Use of such names and marks in routine promotional materials such as program guides, program listings and bill stuffers shall be deemed approved unless Network specifically notifies Affiliate to the contrary prior to such use by Affiliate.

          (d) Affiliate Marks. Network acknowledges that the names and marks
_________________ and __________________________ and any other names or marks associated

                                     - 16 -

with Affiliate are the exclusive property of Affiliate and/or one or more entities affiliated with Affiliate and that Network has not and will not acquire any proprietary rights therein by reason of this Agreement. Network shall not use any such names or marks without the prior written consent of Affiliate in each instance.

         (e) Non-Interference. Network and Affiliate hereby acknowledge that
Network could cause Affiliate significant harm by the nature of Network's communications to Affiliate's subscribers, governmental entities or franchise or licensing authorities whose opinions and actions could adversely affect
Affiliate. Therefore, Network shall not engage in any communications with subscribers, governmental entities or franchise or licensing authorities in the areas served by Affiliate or any Affiliated Entity without Affiliate's prior written approval, if such communications could reasonably be expected to adversely interfere with Affiliate's relations with the subscribers, governmental entities or franchise or licensing authorities in such areas. This provision shall not apply (i) to any national advertising by Network in connection with the Service, (ii) to any proceeding before any judicial body, or
(iii) to communications with Congress or with any other branch or agency of the federal government. Without limiting anything in this Section 8(e), in no event shall the Service include any "calls to action" or similar messages. This
Section 8(e) shall survive the expiration or earlier termination of this
Agreement for ____ (__) year.

         (f) Direct On-Air Sales Programming Revenue Share. If the Service
contains any Direct On-Air Sales Programming, then Network shall pay to
Affiliate (i) the then-prevailing industry average home shopping service rebate, currently _____percent (__%), of the Net Sales on all products and services sold to respondents in the zip code area of the Systems, and (ii) ____ percent (___%)
of the compensation received by Network from a third party for Infomercial
Programming. Network shall provide Affiliate with lists of the names and addresses of respondents from within the zip code areas of the Systems who respond to Direct On-Air Sales Programming, for use by Affiliate and its
affiliates.

     9.  WARRANTIES AND INDEMNITIES:
         --------------------------

         (a) Representations and Warranties. Each party represents and warrants to the other that (i) it is duly organized, validly existing and in good standing under the laws of the state or country under which it is organized;
(ii) it has the power and authority to enter into this Agreement and to perform fully its obligations hereunder; (iii) it is under no contractual or other legal obligation that shall in any way interfere with its full, prompt and complete performance hereunder; (iv) the individual executing this Agreement on its behalf has the authority to do so; and (v) the obligations created by this
Agreement, insofar as they purport to be binding on it, constitute legal, valid and binding obligations enforceable in accordance with their terms.

         (b) Network's Compliance with Laws. Network further represents, warrants and covenants that the Service complies, and will continue to comply, in all respects with (i) the Children's Television Regulations; (ii) the
Origination Cablecasting Regulations; and (iii) the Closed-Captioning
Regulations, and that Network shall provide Affiliate with all records necessary for Affiliate to demonstrate its compliance with the Children's Television
Regulations and the benchmarks imposed by the Closed-Captioning Regulations, and to meet its documentation and public file requirements under the Origination
Cablecasting Regulations, in a timely manner.

                                     - 17 -

         (c) Affiliate Indemnification. Affiliate shall indemnify, defend and forever hold harmless the Network Indemnitees from and against any and all Costs arising out of any breach of any term of this Agreement or any warranty, covenant or representation contained herein by Affiliate.

         (d) Network Indemnification. Network shall indemnify, defend and forever hold harmless the Affiliate Indemnitees from and against any and all
Costs, arising directly or indirectly out of (i) any breach of any term of this
Agreement or any warranty, covenant or representation contained herein by
Network; (ii) the content of the Service (including advertising spots and music performance rights through to Service Subscribers) or the use and delivery of the Service hereunder, including any Costs based upon any suit, lien, encumbrance, charge, lis pendens, administrative proceeding, governmental investigation, or litigation pending or threatened (provided that Affiliate shall, to like extent, indemnify Network Indemnitees for Costs arising from any deletion or addition of content by Affiliate to the Service); (iii) the sale or marketing of any products or services by, through or on the Service, including claims related to product liability, patent, trademark, copyright infringement, right of privacy or publicity, express or implied warranties, warranties relating to compliance with any applicable governmental laws or regulations and personal injuries (physical, economic or otherwise), to any person who may use, consume or be affected by the products and services sold or marketed by, through or on the Service; (iv) Network's failure to comply with all laws, rules, regulations and court and administrative decrees to which it is subject or any other failure on Network's part that causes Affiliate to violate any law, rule, regulation or court or administrative decree; and (v) Network's failure to have acquired at the pertinent time when all or part of the Service is made available to Affiliate, good title to, and/or each and every property right or other right necessary for it to satisfy the obligations imposed on it pursuant to this
Agreement.

         (e) Notice of Claim for Indemnification. A party claiming indemnity under this Section 9 must give the indemnifying party prompt notice of any claim, and the indemnifying party shall have the right to assume the full defense of any claims to which its indemnity applies. The indemnified party, at the indemnifying party's cost, will cooperate fully with the indemnifying party in such defense of any such claim. If the indemnified party compromises or settles any such claim without the prior written consent of the indemnifying party, then the indemnifying party shall be released from its indemnity obligations with respect to the claim so settled.

         (f) Insurance. Network represents, warrants and covenants that it has procured and shall maintain during the Term, at its sole expense, the following insurance coverage from a nationally-recognized insurance carrier and in accordance with industry standards: (i) Commercial General Liability insurance, on current standard forms as promulgated by the ISO, that, at a minimum, covers
Premises and Operations, Products and Completed Operations, Blanket Contractual
Liability for both Oral and Written Contracts and Broad Form Property Damage (as
such coverages are defined in the ISO) at liability limits of not less than
$_____________each occurrence for Bodily Injury and Property Damage,
$_____________ each occurrence and $______________ in the aggregate for Products and Completed Operations, and $____________policy General Aggregate; and (ii)
Media Perils Liability insurance (Broadcasters' Liability/Errors and Omissions)
that, at a minimum, covers Network's media activities, including

                                     - 18 -

production of programming, the Service and all elements thereof and all programming distributed by Network pursuant to this Agreement (including original programming, marketing activities, sales promotions and other activities), with coverage for, at a minimum, the offenses of defamation of character or reputation, invasion of privacy, infringement of trademark, title, slogan, trade name or service mark, infringement of copyright or misappropriation of ideas, and at a liability limit of $____________ in any one
(1) policy period and a maximum self-insured retention of $_______ or such other retention as agreed to by Affiliate in its sole and absolute discretion. Each insurance policy required by this Section 9(f) shall be endorsed to provide that
(A) Affiliate is named as an additional insured, that the proceeds thereof are payable to Affiliate and that the policy provides primary and non-contributory coverage to Affiliate, irrespective of any insurance carried by Affiliate, whether it be primary, excess, contingent or on any other basis; (B) the insurer waives any rights of subrogation it may have against Affiliate; and (C) the policy provides coverage on an "occurrence", and not a "claims-made", basis.
Network shall provide to Affiliate standard ACORD certificates of insurance as evidence of maintenance of all insurance policies required by this Section 9(f)
prior to or contemporaneously with the execution hereof. Such certificates shall indicate that the pertinent insurance policy shall not be canceled or modified except upon delivery of thirty (30) days' prior written notice to Affiliate;
provided, however, that Network shall not make any revisions to any policy that could adversely affect Affiliate's rights without Affiliate's prior written consent. In addition, such certificates shall indicate coverage for the entire
Term, or Network shall provide to Affiliate, not later than _______ (___) days prior to the expiration of any policy, a subsequent certificate of insurance as evidence that the pertinent insurance continues in full force and effect.

         (g) Survival. The representations, warranties and indemnities contained in this Section 9 shall continue throughout the Term and the indemnities shall survive the expiration or earlier termination of this Agreement.

     10. FORCE MAJEURE:
         -------------

         Neither Affiliate nor Network shall have any rights against the other party hereto for the non-operation of facilities or the non-furnishing of the
Service if such non-operation or non-furnishing is due to a Force Majeure Event.
If the Service is interrupted or discontinued as a result of a Force Majeure
Event, Affiliate shall have the right, immediately, to insert programming of its choice on the channel otherwise identified with the Service until the Service is fully operational again. Credit will be given to Affiliate on that portion of the Service that is affected by any interruption during any month equal to the product of (i) the Fees or any Renewal Fees that would be due for such month, assuming no interruption of the Service during such month, multiplied by (ii) a fraction, the numerator of which is the total number of hours that the Service is interrupted during such month and the denominator of which is the total number of hours that the Service would have been distributed absent such interruption(s).

     11. NOTICES:
         -------

         Any notice or report given under this Agreement shall be in writing, shall be sent postage prepaid by certified mail, return receipt requested, or by hand delivery, or by Federal Express or similar overnight delivery service, or by facsimile transmission, to the other party, at

                                     - 19 -

the following address (unless either party at any time or times designates another address for itself by notifying the other party pursuant to the provisions of this Section 11, in which case all notices to such party thereafter shall be given at its most recently so designated address):

         To Network:    Firestone Communications, Inc.
                        6125 Airport Freeway
                        Ft. Worth, TX 76117
                        Facsimile Number:  (817) 222-9809
                        Attention:  Vice President, Affiliate Sales

         To Affiliate:  [                                       ]

         Notice or report given by hand delivery shall be deemed received on delivery. Notice or report given by mail shall be deemed received on the earlier to occur of actual receipt or on the fifth day following mailing if sent in accordance with the notice requirements of this Section 11. Notice or report given by Federal Express or similar overnight delivery service shall be deemed received on the next business day following delivery of the notice or report to such service with instructions for overnight delivery. Notice or report given by facsimile transmission shall be deemed received on the day of transmission if a business day, or on the next business day after the day of transmission if not transmitted on a business day.

         Notwithstanding the foregoing, Network and Affiliate agree that (a)
either party may designate or substitute, whether verbally or in writing, one or more addressees to whom all notices and reports should be sent, provided that any verbal designation shall be followed by written notice (which may be given pursuant to the provisions of this Section 11 or by postage prepaid mail) within five (5) business days of such verbal designation; and (b) Affiliate may provide notice of System acquisitions, divestitures and other changes to System ownership or management, as well as notice of additions or deletions of the
Service, by means of electronic mail ("e-mail"). Each e-mail notice shall be sent by Affiliate utilizing "confirmation of delivery" tracking and, if any
e-mail notice is returned as undeliverable, such notice shall be supplemented with notice by any other means permissible under this Agreement.

     12. CONFIDENTIALITY:
         ---------------

         The terms and conditions, including the existence and duration, of this
Agreement shall be kept confidential, except for (a) disclosure as may be required by law, regulation, court or government agency of competent jurisdiction (redacted to the greatest extent possible); or (b) disclosure to each party's respective officers, directors, employees and attorneys, in their capacity as such, as well as an Independent Auditor. For the avoidance of doubt, and without in any way limiting the provisions of this Section 12, Network shall not issue any press release or any other public announcement concerning this
Agreement, including the existence of this Agreement, without the prior written approval of Affiliate. This confidentiality provision shall survive the expiration or earlier termination of this Agreement.

                                     - 20 -

     13. MISCELLANEOUS:
         -------------

         (a) Assignment; Binding Effect; Reorganization. This Agreement shall be binding on the respective transferees and successors of the parties hereto, except that neither this Agreement nor either party's rights or obligations hereunder shall be assigned or transferred by either party without the prior written consent of the other party; provided, however, no consent is necessary in the event of an assignment to a successor entity resulting from a merger, acquisition or consolidation by either party or assignment to an entity under common Control, Controlled by or in Control of either party. In the event of a change of Control or ownership of the Service or Network, this Agreement shall continue but, upon the date of such change in Control, Affiliate, at its option, may delete any or all Systems from Schedule 1 hereto.

         (b) Service Combinations.

              (i) Acquisitions or Mergers Without Service Combination. If
         Network acquires control of any other programming service (an "Other
         Service") or the owner of any Other Service (an "Other Network"), or any Other Network acquires control of the Service or Network, or
         Network merges with any Other Network, in each case without merging or combining the Service or the Service programming with the Other
         Service or the Other Service's programming, then Affiliate shall continue to distribute the Service pursuant to the terms of this
         Agreement.

              (ii) Acquisitions or Mergers With Service Combination. If, as a
         result of an acquisition or merger or for any other reason, the
         Service or a Material Portion (as defined below) of the Service is combined with, moved, migrated or transferred to, or duplicated on any
         Other Service, or an Other Service or a Material Portion of an Other
         Service is combined with, moved, migrated or transferred to, or duplicated on the Service (the service or services that survive the combination of the Service and the Other Service are referred to herein as the "Combined Service(s)"), Affiliate shall have the option to continue or commence distribution of any Combined Service(s) under either this Agreement or under any other pertinent affiliation agreement governing the Other Service; provided, that Affiliate shall have no obligation to provide distribution for any Combined Service(s)
         under this Agreement or any other affiliation agreement. For purposes of this Section 13(b), a "Material Portion" of the Service or a service means either (A) at least six (6) hours per week of programming, or (B) any one or more "signature," "marquis" or "brand identified" programs, shows or series appearing on a frequent or regularly-scheduled basis.

         (c) Entire Agreement; Amendments; Waivers; Cumulative Remedies. This
Agreement, including the Schedules and Exhibits attached hereto, contains the entire understanding of the parties hereto and supersedes and abrogates all contemporaneous and prior understandings of the parties, whether written or oral, relating to the subject matter hereof. This Agreement may not be modified except in a writing executed by both parties hereto. Any waiver of any provision of this Agreement must be in writing and signed by the party whose rights are being waived. No waiver of any breach of any provision hereof shall be or be deemed to be a waiver of any preceding

                                     - 21 -

or subsequent breach of the same or any other provision of this Agreement. The failure of Affiliate or Network to enforce or seek enforcement of the terms of this Agreement following any breach shall not be construed as a waiver of such breach. All remedies, whether at law, in equity or pursuant to this Agreement shall be cumulative.

         (d) Governing Law. The obligations of Affiliate and Network under this
Agreement are subject to all applicable federal, state and local laws, rules and regulations, and this Agreement and all matters or issues collateral thereto shall be governed by, and interpreted in accordance with, the laws of the State of New York applicable to contracts made and to be fully performed therein.

         (e) Relationship. Neither party shall be, or hold itself out as, the agent of the other or as joint venturers under this Agreement. No subscriber of
Affiliate shall be deemed to have any privity of contract or direct contractual or other relationship with Network and no supplier of advertising or programming or anything else included in the Service by Network shall be deemed to have any privity of contract or direct contractual or other relationship with Affiliate by virtue of this Agreement. Network disclaims any present or future right, interest or estate in or to the transmission facilities of Affiliate and its affiliates, such disclaimer being to acknowledge that neither Affiliate nor the transmission facilities of the Systems (nor the owners thereof) are common carriers.

         (f) Favorable Terms.

              (i) More Favorable Provisions. Network agrees that if it grants or has granted (including any grant by Network's acquiescence in a third party's exercise of rights not expressly granted to it), to any third party which has the right to distribute or subdistribute the
         Service in the Territory (including an affiliate of Network) (A) a lower net effective rate per subscriber for the Service than Affiliate is paying per Service Subscriber hereunder, (B) any marketing or advertising support or reimbursements, launch support or
         reimbursements, free or discounted marketing materials or any other support, credits, reimbursements, rebates, contributions, adjustments or incentives related to the marketing of the Service, whether given directly or indirectly to such third party, or (C) any other economic or non-economic term, provision, covenant or consideration, that are or is more favorable to such third party than Affiliate is receiving hereunder ((A), (B) and (C) above, individually and collectively, shall be referred to herein as "More Favorable Provision"), Network will promptly offer such More Favorable Provision to Affiliate, in writing (the "MFN Offer"), for the same amount of time that such More
         Favorable Provision is was or will be available to such third party.
         Each MFN Offer shall include the exact language of the More Favorable
         Provision and, at Affiliate's election, this Agreement shall be deemed to have been modified so that, from the date on which such More
         Favorable Provision is first so provided (or, if such More Favorable
         Provision is now being provided, from the date hereof) and thereafter for so long as such More Favorable Provision continues to be so provided, Affiliate shall receive such More Favorable Provision. If any More Favorable Provision is made available to such third party subject to one or more directly-related and logically-linked

                                     - 22 -

          conditions that Affiliate would reasonably be expected to be able to comply with, then Network shall offer such More Favorable Provision to
          Affiliate with the exact language of such More Favorable Provision and directly-related and logically-linked conditions which Affiliate will have to fulfill in order to receive such More Favorable Provision.
          Notwithstanding anything to the contrary contained above, if Affiliate reasonably believes that one or more contingent terms or conditions associated with a More Favorable Provision either: (1) is a term or condition with which Affiliate is not reasonably capable of complying,
          (2) is not directly related and logically linked to such More
          Favorable Provision, and/or (3) is designed or intended to, or operates to, frustrate or interfere with, or otherwise has the effect of, discriminating against Affiliate or frustrating or circumventing the application of this Section 13(f), then Affiliate shall notify
          Network in writing of its reasonable objection to any such contingent terms and conditions based on clauses (1) through (3) of this Section
          13(f)(i). Network and Affiliate shall discuss, in good faith,
          Affiliate's belief that one of more of clauses (1) through (3) of this
          Section 13(f)(i) has been triggered. If, after good-faith discussions
          Affiliate continues to reasonably believe that one or more of clauses
          (1) through (3) of this Section 13(f)(i) has been triggered, then the parties shall negotiate in good faith for comparable terms and conditions to replace the terms and/or conditions objected to by
          Affiliate. A "More Favorable Provision" shall include any pertinent term, provision, covenant or consideration, regardless of whether there is a term, provision, covenant or consideration concerning the subject matter of such More Favorable Provision in this Agreement or whether such term, provision, covenant or consideration relates to such third party's entire subscriber base or less than the entire base
          (e.g., a More Favorable Provision relating to a "test" or "sample"
          group of subscribers or a More Favorable Provision relating to multiple dwelling units).

               (ii) Calculation of Net Effective Rate. For purposes of this
          Section 13(f), the calculation of net effective rate shall include all economic and non-economic terms and provisions of an agreement that involve financial or other outlays (excluding contingent liabilities)
          by either party for the benefit of the other or in direct or indirect connection with the rates for the Service, or that involve direct or indirect consideration paid by either party to the other, such as discounts, credits, adjustments of any kind, including actual per subscriber rates, volume or other discounts, reimbursements, channel position fees, discounts, credits or rebates, pre-payment of loans, deductions for uncollected accounts, incentives, cash payments
          (whether conditional or not), sales or leases of equipment, studio facility discounts, payment terms and other financing terms. In determining "net effective rates," the actual number of subscribers to the Service (rather than projected or expected subscribers or the number of such third party's subscribers who are not actually subscribers to the Service) will be considered.

               (iii) Comparison of Rates for Common Delivery Systems. For
          purposes of this Section 13(f), and for purposes of comparing the actual rate per subscriber to the Service payable by Affiliate to the actual rate per subscriber to the Service payable by a third party that is distributing the Service via a common delivery

                                     - 23 -

          system through which multiple parties may distribute services (e.g.,
          OVS providers), the calculation of the penetration of the Service for such third party shall be based on the total number of customers receiving programming services through such common delivery system, regardless of the number of distributors providing services through such common delivery system.

               (iv) Comparison of Rates Based Upon Manner of Receipt of the
          Service. For purposes of this Section 13(f), and for purposes of comparing the net effective rate per subscriber to the Service payable by Affiliate to the net effective rate per subscriber to the Service payable by a third party, the net effective rate per subscriber for subscribers receiving the Service from Affiliate on a particular basis shall be compared to the net effective rate per subscriber for subscribers receiving the Service from a third party on the same basis, (e.g., the net effective rate per subscriber for subscribers receiving the Service from Affiliate on an a la carte basis shall be compared to the net effective rate per subscriber for subscribers receiving the Service from a third party on an a la carte basis).

               (v) Certification; Survival. Network agrees to provide to
          Affiliate a written certification on each annual anniversary date of this Agreement, signed by a duly authorized officer of Network, stating that Network has satisfied its obligations under this Section
          13(f). The provisions of this Section 13(f) shall survive the expiration or earlier termination of this Agreement and, in the event that Affiliate and Network enter into any renewal, extension or modification hereof, or any other agreement for the distribution or exhibition of the Service by Affiliate after the expiration or earlier termination of this Agreement, the terms and conditions thereof shall be subject to the provisions of this Section 13(f).

         (g) Severability. The invalidity under applicable law of any provision of this Agreement shall not affect the validity of any other provision of this
Agreement, and in the event that any provision hereof is determined to be invalid or otherwise illegal, this Agreement shall remain effective and shall be construed in accordance with its terms as if the invalid or illegal provision were not contained herein.

         (h) No Inference Against Author. Network and Affiliate each acknowledge that this Agreement was fully negotiated by the parties. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

         (i) No Third-Party Beneficiaries. The provisions of this Agreement are for the exclusive benefit of the parties hereto and their permitted assigns, and no third party shall be a beneficiary of, or have any rights by virtue of, this
Agreement.

         (j) Headings. The titles and headings of the sections in this Agreement are for convenience only and shall not in any way affect the interpretation of this Agreement.

                                     - 24 -

         (k) Construction. Any reference in this Agreement to "Section" or
"Exhibit" shall, unless the context expressly requires otherwise, be a reference to "Section" in or "Exhibit" to this Agreement. Forms of the word "include" mean
"including, without limitation;" and references to "herein," "hereunder,"
"hereof," or the like, refer to this Agreement. Terms used with initial capital letters will have the meanings specified, applicable to singular and plural forms, for all purposes of this Agreement. Reference to any gender will be deemed to include all genders and the neutral form.

         (l) Non-Recourse. Notwithstanding anything contained in this Agreement to the contrary, it is expressly understood and agreed by the parties hereto that each and every representation, warranty, covenant, undertaking and agreement made in this Agreement was not made or intended to be made as a personal representation, undertaking, warranty, covenant, or agreement on the part of any individual, and any recourse, whether in common law, in equity, by statute or otherwise, against any individual is hereby forever waived and released.

         (m) Withholding. To the extent required by applicable law, Affiliate shall have the right to withhold any portion of any amounts payable by Affiliate to Network and to pay any such amounts over to any appropriate governmental authority. Network shall provide such assistance as is necessary to enable
Affiliate to discharge its obligation to withhold and/or pay taxes on Network's behalf and shall indemnify Affiliate as provided in Section 9 from and against any and all Costs arising directly or indirectly out of any tax or other amount withheld, paid or otherwise collected by Affiliate on Network's behalf, or owed or paid by Network to any governmental entity.

         (n) No Reliance. The parties acknowledge that (i) nothing contained in this Agreement or otherwise shall obligate the parties to enter into any further business relationship or agreement, and (ii) neither party if relying on the other party in operating and/or developing its respective businesses. Except as expressly set forth in this Agreement, there shall be no obligation whatsoever on the part of either party, unless agreed to in writing by the parties.

     The parties hereto have executed this Agreement as of the date first above written.

AFFILIATE:                             NETWORK:

By:_______________________________     By:________________________________

Title:____________________________     Title:_____________________________

                                     - 25 -

                                   SCHEDULE 1

                     To Affiliation Agreement By and Between

                       Firestone Communications, Inc. and

                    ----------------------------------------

                         Dated as of ___________, 200__

                                     SYSTEMS
                                     -------

                                     - 26 -

                                   SCHEDULE 2

                     To Affiliation Agreement By and Between

                       Firestone Communications, Inc. and

                       ----------------------------------

                         Dated as of ___________, 200__

                                 VIDEO-ON-DEMAND
                                 ---------------

I.       LICENSE
         -------

         A. Upon request by Affiliate, Network shall provide, at no cost to
Affiliate, portions of the Service (and any and all feeds of the Service) so that Affiliate may distribute such portions on a video-on-demand, pay-per-view or similar (collectively, "VOD") basis in Systems, to the extent that such portions are either (i) owned or controlled by Network, or (ii) licensed by
Network at no significant additional cost to Network for distribution on a VOD basis (collectively, the "VOD Content"). Network agrees that such VOD Content:
(a) Network shall deliver to Affiliate no less than an aggregate of _______
hours of branded Network programming each calendar quarter; and (b) Network shall refresh no less than _______ (__%) of such VOD Content each calendar quarter, commencing with the first quarter following the quarter in which such programming was initially delivered to Affiliate by Network.

         B. Notwithstanding anything to the contrary in Section 6 or otherwise in this Agreement, Network acknowledges that any resulting grant of VOD rights to Affiliate within the preceding sentence shall be without the imposition of any fee or charge so long as (i) each Service Subscriber's access to VOD Content is based upon a subscription to the Service, and (ii) Affiliate does not charge
Service Subscribers any fee or charge for receipt of the VOD Content on a VOD basis (although Network specifically acknowledges that Affiliate may impose a fee or charge for the provision of equipment, such as a digital set top box, and/or related access fees). In the event Affiliate desires to impose a supplemental or ancillary fee on Service Subscribers to receive VOD Content, then Network and Affiliate shall negotiate in good faith to determine the appropriate fees, if any, that Network will charge Affiliate for the provision of such VOD Content to such Service Subscribers. Network and Affiliate agree to use reasonable efforts within the first twenty-four (24) months following the date hereof to enter into a formal agreement incorporating the terms of this
Schedule 2 and other customary terms concerning the distribution of VOD Content.

                                     - 27 -

II.      NETWORK DELIVERY SPECIFICATIONS
         -------------------------------

         A.       Encoding Specifications
                  -----------------------

                  i.       All VOD Content supplied by Network or Network's VOD
                           service provider must be encoded in compliance with
                           current CableLabs 1.1 encoding specifications. The
                           specifications can be found
                           at:_________________________________________________.

                  ii.      If CableLabs updates such encoding specifications,
                           Affiliate may require Network or Network's VOD
                           service provider to promptly update its VOD Content
                           encoding accordingly or it may continue using
                           CableLabs 1.1 specifications.

                  iii.     Network or Network's VOD service provider shall be
                           responsible for all VOD Content encoding costs.

                  iv.      Affiliate reserves the right to certify the VOD
                           Content encoding to ensure that it meets CableLabs
                           1.1 and Affiliate's specification.

         B.       Metadata Specifications
                  -----------------------

                  i.       Metadata must be created in compliance with CableLabs
                           1.1 metadata specifications. Specification can be
                           found at:_______________________.

                  ii.      Affiliate retains sole discretion over the required
                           use of "optional" fields per the CableLabs 1.1
                           specification.

                  iii.     Affiliate will have sole discretion over the value of
                           any field, unless explicitly prohibited in writing by
                           Network.

                  iv.      If CableLabs updates its metadata specifications,
                           Affiliate may require Network to also update
                           accordingly. Affiliate may also decide to continue
                           using CableLabs 1.1 specifications.

                  v.       Network shall be responsible for all metadata
                           creation and management costs, including making it
                           available to Affiliate.

         C.       Asset Management
                  ----------------

                  i.       No later than ____ days prior to a viewing start date
                           for VOD Content, Network shall provide to Affiliate's
                           Asset Management System a preliminary set of metadata
                           consisting of the following fields:

                           o   All Package AMS tags
                           o   All Title AMS tags

                                     - 28 -

                           o   All Content Asset AMS tags (one for each asset)
                           o   Title
                           o   Viewing start date
                           o   Viewing end date

                  ii.      Preliminary metadata should be provided in the
                           CableLabs XML document format.

                  iii.     Prior to asset delivery, but no later than ___ weeks
                           prior to a viewing start date, Network will provide
                           to Affiliate a complete set of CableLabs metadata
                           including all fields required by Affiliate or
                           CableLabs. A complete set of metadata shall be
                           provided in the CableLabs XML document format.

                  iii.     Affiliate retains the right to set the ingest
                           priority of all assets, and the date of ingest to the
                           VOD server.

         D.       Delivery
                  --------

                  i.       The delivery methods used by the Network must adhere
                           to the specifications of Affiliate's Asset Management
                           system, including the possible integration to APIs
                           Application Program Interface). Such integration
                           requires providing real-time delivery status
                           notifications to Affiliate's Asset Management System.

                  ii.      Network or Network's VOD service provider shall
                           deliver VOD Content using one of the following
                           satellite transport platforms, at Network's or
                           Network's VOD service provider's sole (including
                           bandwidth) cost; provided, that Network first
                           exercises commercially reasonable efforts to
                           implement the first delivery option below (titled
                           "3rd Party Aggregator").

                           o   3rd Party aggregator - Network may reach
                               agreement with an Affiliate-approved aggregator
                               to distribute VOD Content. Network acknowledges
                               that _______ is currently Affiliate's only
                               approved aggregator. In such case, delivery of
                               Network's VOD Content to an Affiliate location
                               will be dependent upon the location also
                               receiving VOD Content from such aggregator.

                           o   Unless already provided by Network's VOD service
                               provider, Network shall supply "catcher" device
                               for each Affiliate location receiving VOD
                               Content.

                                     - 29 -

                                    EXHIBIT A

                     To Affiliation Agreement By and Between

                       Firestone Communications, Inc. and

                    ----------------------------------------

                         Dated as of ___________, 200___

                              SYSTEM QUALIFICATIONS
                              ---------------------

I. Affiliate represents and warrants the following regarding each System listed on Schedule 1 hereof:

         1. that: (a) either (i) Affiliate or any person or entity under common control with, controlling or controlled by Affiliate (the "Control Group")
(Affiliate and the Control Group shall be hereinafter referred to as "Affiliate
Group"; any reference to ________ in this Exhibit A shall be deemed to be a reference to either Affiliate Group or the Control Group or any combination thereof as is necessary to qualify the greatest number of television distribution facilities hereunder) or its nominee owns, directly or indirectly, at least a ________ percent (___%) interest in the general manager of the System pursuant to a valid written agreement in full force and effect; or (ii)
Affiliate Group or its nominee owns, directly or indirectly, a ______ percent
(___%) interest in such System or owns an interest or obligation by which
Affiliate Group, directly or indirectly, owns a right (whether conditional or not) to convert into or acquire, directly or indirectly, an interest equal to at least the required interest. An "indirect" ownership is an interest resulting from ownership through any series of ownership interests, including corporations, partnerships, joint ventures or other forms of business organizations; an indirect interest shall be quantified in amount by a series of percentage multiplications commencing with Affiliate Group's direct interest and multiplying that by the next most proximate percentage interest and, then, multiplying in turn each succeeding ownership interest in the order of their progression away from Affiliate Group by the result of the immediately preceding multiplication until the most distant percentage interest is multiplied; and (b)
either a franchise or license is not required or a valid franchise or license is in effect through the Term or the franchisee or licensee has held a valid cable television franchise or license and continues to operate in the franchise or license area under a claim of right or is otherwise lawfully operating or franchisee or licensee has held a valid cable franchise or license and is continuing to operate while diligently pursuing, in good faith, its available judicial remedies. For the above purposes, in the event a franchise or license expires before the end of the Term, such franchise or license shall be deemed valid for so long as franchisee or licensee is negotiating in good faith with the franchising or licensing authority for a franchise or license renewal; and

         2. that with respect to each System in which Affiliate Group or its nominee owns, directly or indirectly, less than a ______ percent (___%)
interest, Affiliate or an agent has been authorized, pursuant to a valid written agreement in full force and effect, to make and execute decisions on behalf of each such System with respect to the Service, including billing

                                     - 30 -

and collection of fees, and Affiliate continues throughout the Term to exercise such authority with respect to matters affecting the distribution of the Service by such System.

II. In the event Affiliate Group's direct or indirect equity interest in a
System or in the entity managing such System decreases below the level required under Paragraph I, and provided Affiliate Group's interest does not decrease to zero, such System shall continue to qualify under Paragraph I; provided, however, Affiliate Group's interest in such System shall increase to the level required under Paragraph I within _________ (___) months of the decrease.

III. In the event Affiliate, or any of the entities that owns or manages systems or enterprises that qualify hereunder, effects a corporate separation, reorganization or restructuring (including by a distribution of stock, or other assets or rights, to its shareholders, partners or joint venturers), the systems or enterprises of the entity resulting from such transaction (including all interim and supporting entities) and/or all of such resulting entities, in the aggregate, will qualify under Paragraph I, so as to continue to qualify to distribute the Service under the terms and conditions hereof, as if such separation, reorganization or other restructuring had not occurred.

                                     - 31 -

                                    EXHIBIT B

                     To Affiliation Agreement By and Between

                       Firestone Communications, Inc. and

                     ---------------------------------------

                         Dated as of ___________, 200___

                                PROGRAM SCHEDULE
                                ----------------

                                  See Attached.

                                     - 32 -